Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), is entered into as of December 1, 2001 (the "Commencement Date"), by MarketWatch.com, Inc. (the "Company") and Kathleen B. Yates (the "Executive").

  Term of Employment. The term of employment of Executive by the Company hereunder shall commence on the Commencement Date and shall continue thereafter on the same terms and conditions for a period of three years unless earlier terminated pursuant to Sections 6 (such term being hereinafter referred to as the "Employment Period").

  Title; Duties. The Executive shall serve as President and Chief Operating Officer of the Company reporting to the Chairman and Chief Executive Officer. Executive shall perform those duties and responsibilities inherent in the position of President and Chief Operating Officer, including such duties and responsibilities, as the Chairman and Chief Executive Officer shall assign. Executive shall serve the Company faithfully and to the best of her ability in such capacities, devoting her full business time, attention, knowledge, energy and skills to such employment; provided, however, the Company acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Chairman and Chief Executive Officer. Executive shall travel as reasonably required in connection with the performance of her duties hereunder.

  Compensation. The Company shall pay, and Executive shall accept, as full consideration for her services hereunder compensation consisting of the following:

  3.1 Base Salary. $275,000 per year base salary from the date of employment, which was December 1, 2001 to December 31, 2004. "Base Salary" shall mean the base salary provided for in this Section 3.1. Base Salary is payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as are required by law.

  3.2 Bonus. Annual target bonus (the "Target Bonus") at the rate and in accordance with the specifications on Exhibit A attached hereto.

  3.3 Equity Option. An option to purchase 200,000 shares of the Company's common stock to be granted on the date of employment which was December 1, 2001, with an exercise price per share equal to the fair market value of the Company's common stock as of the date of the grant (the "Option"). The Option shall vest and become exercisable as to one-third of the total shares subject to the Option on each of the first three anniversaries of the date of grant. Executive shall be eligible to receive grants of additional options on an annual basis at the sole discretion of the Board.

  Benefits. Subject to all applicable eligibility requirements and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of the Company.

  Reimbursement of Expenses. The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, subject to review by the Board or its compensation committee, if applicable.

  Benefit Upon Termination of Employment Period.

  6.1 Disability. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, the Company shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) the Company shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, (B) Executive's Target Bonus for the year in which such disability occurs and (C) all reasonable unreimbursed business-related expenses, (ii) Executive's Option shall vest to the extent of one additional year of vesting and shall remain exercisable for the periods specified in the Option and (iii) Executive shall have no further obligations hereunder other than those provided for in Sections 8 and 9 hereof. All amounts payable to Executive pursuant to this Section 6.1 shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders Executive incapable in any material respect of performing the services required of her in accordance with her obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

  6.2 Death. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (i) all amounts of Base Salary and bonus accrued but unpaid at the date of death and (ii) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6.2 shall be payable within 30 days following the date of death.

  6.3 Termination Without Cause. In the event of the termination of Executive's employment by the Company without Cause (as defined below in Section 6.4) or upon the Executive's voluntary termination of her employment for Good Reason (as defined below in Section 6.5), (i) all amounts of Base Salary accrued but unpaid on the date of termination shall be paid by the Company on the date of termination, (ii) Executive's then-applicable Base Salary for a period of 12 months shall be paid in 12 equal monthly installments plus the Target Bonus for the year in which such termination occurs and (iii) the unvested portion of any outstanding options held by Executive on the date of such termination without Cause or for Good Reason shall immediately vest and become exercisable in full and shall remain exercisable for the periods specified in each such option.

  6.4 Circumstances Under Which Termination Benefits Would Not Be Paid. The Company shall be obligated to pay the amounts of Base Salary and bonus accrued and unpaid on the date of termination, and shall not be obligated to pay Executive the termination benefits or continue the Option vesting described in Sections 6.1 through 6.3 above, if the Employment Period is terminated for Cause or if Executive voluntarily terminates her employment other than for Good Reason (as defined below in Section 6.5). For purposes of this Agreement, "Cause" shall be limited to:

  (A) Willful failure by Executive to substantially perform her duties hereunder, other than a failure resulting from her complete or partial incapacity due to physical or mental illness or impairment;

  (B) A material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;

  (C) Commission of a willful act by Executive which constitutes gross misconduct and is injurious to the Company; or

  (D) A willful breach of a material provision of this Agreement.

  6.5 Constructive Termination. Notwithstanding anything in this Section 6 to the contrary, for purposes of this Agreement the Employment Period will be deemed to have been terminated and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("Good Reason"), if there should occur:

  (A) A material adverse change in Executive's duties and responsibilities, causing them to be of materially less stature or responsibility, without Executive's written consent; or

  (B) A relocation of Executive's principal place of employment outside the San Francisco Bay Area without Executive's consent.

  Dispute Resolution. In the event of any controversy arising from or concerning the interpretation or application of this Agreement or its subject matter, the parties agree that such controversy shall be resolved exclusively through binding arbitration before a single neutral arbitrator selected jointly by the parties. The Company shall be responsible for 100% of the fees and expenses of the arbitrator. Each party shall be responsible for 100% of its own attorneys' fees and any other costs occasioned by the arbitration, without regard to which party to the controversy prevails; provided, that the arbitrator may award attorneys' fees and costs to a party when so empowered by law. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action for the issues in controversy. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement or its subject matter cannot be arbitrated as provided in this Section 7, the parties agree that any civil action shall be brought in the United States District Court for the Northern District of California or, only if there is no basis for federal jurisdiction, in the Superior Court of the State of California in and for the City and County of San Francisco. The parties further agree that any such civil action shall be tried to the court, sitting without a jury.

  Cooperation with the Company After Termination of the Employment Period. Following termination of the Employment Period by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of her pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

  Confidentiality; Return of Property; Non-Solicitation of Employees.

  (a) The Executive acknowledges that during the Employment Period she will receive confidential information from the Company and subsidiaries of the Company and the respective customers thereof (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and her affiliates shall not, except in the performance of her obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that she may learn or has learned by reason of her association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in her possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 9 (a), or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of her association with any Relevant Entity). For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

  (b) For a period of one year following the termination of Executive's employment with the Company for any reason, she will not, without the Company' express written consent, either on her own behalf or on behalf of another, solicit employees of the Company or any subsidiary of the Company for the purpose of hiring them. General employment advertising shall not be deemed to be a solicitation.

  General.

  10.1 Indemnification. In the event Executive is made, or threatened to be made, a target, subject, witness or party to any civil, criminal or administrative action, proceeding or investigation by reason of the fact that Executive is or was a director or officer of the Company, or serves or served any other corporation fifty percent (50%) or more owned by the Company in any capacity at the Company's request, or serves or served as a director of any other corporation at the Company's request, or serves or served as a fiduciary of any ERISA plan at the Company's request, Executive shall be indemnified by the Company for all amounts paid as a fine or settlement or judgment, and the Company shall pay without any undertaking the Executive's defense costs when and as incurred, all to the fullest extent permitted by law.

  10.2 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

  10.3 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

  10.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the Board of Directors of the Company at its principal corporate address, and to Executive at her most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

  10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

  10.6 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

  10.7 Governing Law. This Agreement shall be governed by the law of the State of California.

  10.8 Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company, whether by merger or otherwise. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Marketwatch.com, INC.

/s/ LARRY KRAMER
Larry Kramer
Chairman & Chief Executive Officer

EXECUTIVE

/s/KATHLEEN B. YATES
Kathleen B. Yates

Exhibit A

TARGET BONUS AND SPECIFICATIONS

Annual Target Bonus Rate: Fifty percent (50%) of the then-applicable base salary actually paid in a given year.

Specifications: two components.

Discretionary Component: Board may decide when, and if to grant this component. This component shall be 25% of the then-applicable base salary actually paid in a given year.

Achievement of Financial Objectives Component: Target Bonus, in the amount payable shown below, is payable upon the Company's achievement of the financial objectives set forth below:

Year of Agreement	% of Base Salary Actually Paid for Such Year Payable Upon Achievement of Financial Objectives	Financial Objectives
1st Year	25%	To be determined annually by the Board
2nd Year	25%	To be determined annually by the Board
3rd Year	25%	To be determined annually by the Board